Exhibit 99.1

Ebix Announces FIRST Quarter 2014 Results

•	Q1 Diluted EPS of $0.40 with Revenues of $51.4 million

ATLANTA, GA ( May 9, 2014 ( Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On(Demand software and E(commerce services to the insurance industry, today reported results for the fiscal first quarter ended March 31, 2014.

Ebix delivered the following results for the first quarter of 2014:

Revenues: Total Q1 2014 revenue was $51.4 million, a decrease of 2% on a year(over(year basis, as compared to Q1 2013 revenue of $52.6 million and a sequential increase of $0.60 million over Q4 2013 revenue of $50.8 million.

On a constant currency basis, Ebix Q1 2014 revenue increased year over year to $53.3 million as compared to $52.6 million in Q1 of 2013. The Company’s Q1 2014 revenues, on a constant currency basis, increased by $1.0 million from $50.8 million for Q4 of 2013.

Earnings per Share: Q1 2014 diluted earnings per share declined 11% year(over(year to $0.40, as compared to $0.45 in the first quarter of 2013. For purposes of the Q1 2014 EPS calculation, there was an average of 38.6 million diluted shares outstanding during the quarter, as compared to 38.8 million diluted shares outstanding in Q1 2013.

Operating Cash: Cash generated from operations Q1 2014 was $10.8 million, down 24% year(over(year as compared to $14.3 million in Q1 2013. The operating cash was impacted primarily by the $4.2 million payment made in Q1 2014 for the securities litigation settlement in addition to tax payments of $3.1 million made in Q1 of 2014, including $2.7 million of minimum alternative tax payments in India.

Operating Income and Margins: Operating income for Q1 2014 of $19.4 million was essentially flat as compared to the $19.3 million of operating income from a year back at Q1 2013. Operating margins, though, for Q1 2014 were higher at 38% as compared to 37% for Q1 2013.

Net Income: Q1 2014 net income was $15.4 million, an 11% decrease on a year(over(year basis, as compared to Q1 2013 net income of $17.3 million primarily owing to an increase in the effective tax rate (net of discrete items) to 12.0% from 8.3% a year ago.

Q2 2014 Diluted Share Count: As of today, the Company expects the diluted share count for Q2 2014 to be approximately 38.5 million.

Channel Revenues: The Exchange channel continued to be the largest channel for Ebix accounting for 82% of the Company’s Q1 2014 Revenues.

Exhibit 99.1

(dollar amounts in thousands)	Three Months Ended March 31,
Channel	2014	2013
Exchanges	$ 42,105	$ 41,686
Broker Systems	4,486	4,722
Risk Compliance Solutions (“RCS”) , fka Business Process Outsourcing (“BPO”)	3,425	4,164
Carrier Systems	1,388	1,994
Total Revenue	$ 51,404	$ 52,566

The continuing strengthening of the US dollar as compared to the Australian dollar and the Brazilian Real decreased revenue by $1.9 million across the Exchange and Broker Systems Channels. The RCS channel’s quarter over quarter revenue from its core certificate tracking and creation business was essentially flat, with the decline in revenues due to the non(recurring nature of certain third party software development activities undertaken a year ago for CurePet which is now 100% owned by Ebix as of January 2014.

Ebix Chairman, President & CEO Robin Raina said, “I am pleased with these revenue numbers as they represent sequential and year over year growth, on a constant currency basis. This is in spite of many factors that had the impact of affecting our revenues adversely. Firstly, our revenues in Europe were impacted by the various market entities delaying any new decisions in Q1 of 2014, in view of a prospective aggregation utility deal in London with Ebix. Secondly, with the acquisition of the pet exchange, we did not have the development revenues received from CurePet as their Development partner in 2013. Thirdly, as stated in 2013, we had to bear the continuing impact of decreased professional services revenues from the delays associated with certain PlanetSoft implementations.”

Robin said, “The quarter also marked a few key events for us on the customer front. Our Ebix Enterprise straight through processing Health solution went into production with two leading US based health carriers ( IHC and Security Life, in the first quarter. The platform represents more than two years of work from inception, to delivery to successful execution making Ebix’s product the only end(to(end cloud based Health straight through processing solution in the market. Also we are pleased to have the world’s largest retailer in Canada, Walmart sign a contract in Q1 and go into production in April, as our client on our vendor pay model RCS solution.”

Robin added, “We feel good about our direction ( both in terms of vision and depth of offering. We now have successful enterprise solutions with references, which allows us to bid for large recurring revenue deals, that have high margins associated with them. If we can close in on some of the large deals in play at present, we will be able to impact both our revenue and margins meaningfully in future quarters.”

Ebix EVP and CFO Robert Kerris said, “Ebix ended the quarter with combined cash, cash equivalent, and short(term investments of $58.6 million slightly higher the $57.5 million held at December 31st 2013. The Company’s balance sheet has been further strengthened with a net cash position at quarter(end of $3.3 million as compared to net debt of $179,000 on December 31, 2013. Of particular note is that during quarter the company reduced debt by $2.5 million, disbursed $4.2 million in settlement of the class action lawsuit, paid $3.1 million in taxes, repurchased $2.2 million of stock, and paid $2.9 million in dividends to our stockholders. As of May 9th, the Company is in a net cash position of approximately $6.1 million.”

Exhibit 99.1

Robert added, “Our working capital position was $47.0 million at March 31st up from $35.7 million on December 31st and up from $32.1 million from a year earlier at the end of Q1 2013 primarily due to the $10.8 million of additional cash generated by our operating activities resulting in higher cash balances, and increased trade receivables. Finally, our operating performance remains strong as demonstrated by this past quarter’s operating margin of 38%.”

About Ebix, Inc.

A leading international supplier of On(Demand software and E(commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end(to(end solutions ranging from infrastructure exchanges, carrier systems, agency systems and risk compliance solutions to custom software development for all entities involved in the insurance industry.

With 35+ offices across Australia, Brazil, Canada, India, New Zealand, Singapore, the US and the UK, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance. Through its various SaaS(based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com.

SAFE HARBOR REGARDING FORWARD(LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward(looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward(looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should,” and other words or expressions of similar meaning are intended by the Company to identify forward(looking statements, although not all forward(looking statements contain these identifying words. These forward(looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward(looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10(K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company’s ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations,

Exhibit 99.1

including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward(looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10(Q and 8(K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the “Investor Information” section, or over the Internet at the SEC’s web site, www.sec.gov.

CONTACT:

Steven N. Barlow Vice President ( Investor Relations
678(281(2043 or steve.barlow@ebix.com
or
Aaron Tikkoo
678 (281(2027 or atikkoo@ebix.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating revenue	$51,404	$52,566

Operating expenses:
Cost of services provided	9,612	9,891
Product development	6,693	7,035
Sales and marketing	3,301	3,912
General and administrative, net	9,841	9,971
Amortization and depreciation	2,552	2,452
Total operating expenses	31,999	33,261

Operating income	19,405	19,305
Interest income	135	93
Interest expense	(247)	(362)
Non-operating income - put options	454	82
Foreign currency exchange loss	(119)	(170)
Income before income taxes	19,628	18,948
Income tax expense	(4,211)	(1,604)
Net income	$15,417	$17,344

Basic earnings per common share	$0.40	$0.47

Diluted earnings per common share	$0.40	$0.45

Basic weighted average shares outstanding	38,318	37,168

Diluted weighted average shares outstanding	38,600	38,779

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$57,728	$56,674
Short-term investments	845	801
Trade accounts receivable, less allowances of $1,143 and $1,049, respectively	42,210	39,070
Deferred tax asset, net	0	256
Other current assets	5,032	5,548
Total current assets	105,815	102,349

Property and equipment, net	8,309	8,528
Goodwill	341,744	337,068
Intangibles, net	49,744	50,734
Indefinite-lived intangibles	30,887	30,887
Deferred tax asset, net	14,237	12,194
Other assets	1,626	3,682
Total assets	$552,362	$545,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,827	$17,818
Accrued payroll and related benefits	4,390	6,482
Short term debt	13,406	13,062
Current portion of long term debt and capital lease obligations, net of discount of $0 and $10, respectively	827	827
Current deferred rent	227	254
Contingent liability for accrued earn-out acquisition consideration	2,384	4,137
Liability - securities litigation settlement	0	4,226
Put option liability	391	845
Deferred revenue	19,173	18,918
Deferred tax liability, net	64	0
Other current liabilities	110	106
Total current liabilities	58,799	66,675

Revolving line of credit	22,840	22,840
Long term debt and capital lease obligations, less current portion, net of discount of $38 and $38, respectively	17,319	20,124
Other liabilities	8,116	4,719
Contingent liability for accrued earn-out acquisition consideration	11,992	10,283
Deferred revenue	468	391
Long term deferred rent	2,030	2,185
Total liabilities	121,564	127,217

Temporary equity	5,000	5,000

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at March 31, 2014 and December 31, 2013	0	0

Exhibit 99.1

Common stock, $0.10 par value, 60,000,000 shares authorized, 38,424,596 issued and 38,384,087 outstanding at March 31, 2014 and 38,088,391 issued and 38,047,882 outstanding at December 31, 2013	3,838	3,805
Additional paid-in capital	163,107	164,216
Treasury stock (40,509 shares as of March 31, 2014 and December 31, 2013)	(76)	(76)
Retained earnings	270,095	257,574
Accumulated other comprehensive loss	(11,166)	(12,294)
Total stockholders’ equity	425,798	413,225
Total liabilities and stockholders’ equity	$552,362	$545,442

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$15,417	$17,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,552	2,452
Provision (benefit) for deferred taxes	(441)	(7,538)
Share based compensation	395	511
Provision for doubtful accounts	353	0
Debt discount amortization on promissory note payable	10	13
Unrealized foreign exchange (gain) loss	216	9
(Gain) loss on put option	(454)	(81)
Reduction of acquisition earnout accruals	(1,762)	(299)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(4,716)	(2,234)
Other assets	576	357
Accounts payable and accrued expenses	(65)	4,719
Accrued payroll and related benefits	1,029	(643)
Deferred revenue	(2)	(350)
Deferred rent	(163)	44
Reserve for potential uncertain income tax return positions	2,133	68
Liability - securities litigation settlement payment	(4,218)	0
Other liabilities	(56)	(107)
Net cash provided by operating activities	10,804	14,265

Cash flows from investing activities:
Acquisition of Curepet, Inc., net of cash acquired	3	0
Investment in USIX	0	(570)
Maturities of marketable securities	0	208
Purchases of marketable securities	(10)	0
Capital expenditures	(413)	(345)
Net cash used in investing activities	(420)	(707)

Cash flows from financing activities:
Principal payments of term loan obligation	(2,406)	(4,125)
Repurchases of common stock	(2,234)	0
Excess tax benefit from share-based compensation	(3,200)	0
Proceeds from the exercise of stock options	788	553
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(25)	(564)
Dividend payments	(2,896)	(2,794)
Principal payments of debt obligations	(9)	(12)
Payments of capital lease obligations	(56)	(80)
Net cash used in financing activities	(10,038)	(7,022)
Effect of foreign exchange rates on cash	708	20
Net change in cash and cash equivalents	1,054	6,556
Cash and cash equivalents at the beginning of the period	56,674	36,449
Cash and cash equivalents at the end of the period	$57,728	$43,005
Supplemental disclosures of cash flow information:
Interest paid	$208	$352
Income taxes paid	$3,087	$3,548